Exhibit 99.1

GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MATTERPORT, INC.	C.A. No. 2023-0201-LWW

[PROPOSED] FINAL ORDER AND JUDGMENT
WHEREAS, this Court having reviewed the Verified Petition for Relief Pursuant to 8 Del. C. § 205 (the “Petition”) filed by petitioner Matterport, Inc., the Court having considered the factors in 8 Del. C. § 205(d), and for good cause having been shown,
IT IS HEREBY ORDERED this ___ day of __________, 2023, that:
1. The New Certificate of Incorporation, including the filing and effectiveness thereof, is hereby validated and declared effective as of 8:04 a.m. (EDT) on July 22, 2021.1
2. All shares of capital stock of the Company issued in reliance on the effectiveness of the New Certificate of Incorporation, including approximately 291 million shares of Class A Common Stock issued by the Company in connection with or after the Merger, are hereby validated and declared effective as of the date and time of the original issuance of such shares.
3. The above-captioned action is hereby CLOSED.

The Honorable Lori W. Will

1 Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Petition.

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action
Judge:	Lori W. Will
File & Serve
Transaction ID:	69326839
Current Date:	Mar 14, 2023
Case Number:	2023-0201-LWW
Case Name:	In Re Matterport, Inc.

Court Authorizer
Comments:
The petition is granted pursuant to Section 205(a) of the Delaware General Corporation Law, and the objection is overruled, for the reasons set forth in the court's March 14, 2023 bench ruling. See transcript; see also Opinion Regarding Section 205 Petition, In re Lordstown Motors Corp., 2023-0083-LWW (Del. Ch. Feb. 21, 2023) (setting forth reasoning for granting similar relief in a Section 205 action); In re Hyliion Holdings Corp., C.A. No.
2023-0176-LWW (Del. Ch. Mar. 6, 2023) (TRANSCRIPT) (granting similar relief and overruling a similar objection).

/s/ Judge Lori W. Will